EX-99.23.a.vi
                                   PAUZE FUNDS
                               AMENDMENT NO. 5 TO
                FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

     1. Pursuant to Section 7.3 of the First Amended and Restated Master Trust Agreement of the Pauze Funds dated February 9, 1996 (the "Trust Agreement"), and effective upon the execution of this document, the undersigned, being a majority of the Trustees of the Pauze Funds, hereby change the name of the "Pauze U.S. Government Total Return Bond Fund" to the "Pauze U.S. Government Limited Duration Fund."

     2. Pursuant to Section 4.2 of the Trust Agreement, and effective upon the execution of this document, the undersigned, being a majority of the Trustees of the Pauze Funds, hereby establish the following sub-trust: Pauze U.S. Government Fund (the "Sub-Trust"). The Sub-Trust shall consist of four classes of shares based upon differences in the manner in which such shares are distributed and in the related services provided to shareholders of each such class as follows: (i) the "No Load Class" shall be distributed at the net asset value of the Sub-Trust's shares with no sales charge; (ii) the "Class A" shares shall be subject to a front end sales load as determined by the Board of Trustees; (iii) the "Class B" shares shall be subject to a contingent deferred sales charge as determined by the Board of Trustees; and (iv) the "Class C" shares shall be subject to an ongoing trail commission paid to the broker of record as determined by the Board of Trustees.

     3. This document shall have the status of an Amendment to the Trust Agreement, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

March 23, 2001

        /s/                                        /s/
------------------------------------        ------------------------------------
Philip C. Pauze                             Patricia S. Dobson


------------------------------------        ------------------------------------
Paul J. Hilbert                             Gordon Anderson

        /s/                                        /s/
------------------------------------        ------------------------------------
Robert J. Pierce                            Wayne F. Collins

STATE OF TEXAS               )
                             ) ss:   /s/ Michelle M. Pauze
COUNTY OF HARRIS             )

     Before me, the undersigned, a Notary Public within and for the State of Texas, personally appeared Philip C. Pauze, Patricia S. Dobson, Paul J. Hilbert, Gordon Anderson, Robert J. Pierce and Wayne F. Collins, known to me to be the persons whose name is subscribed to the within instrument, and acknowledged that the same was executed for the purposes therein contained.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 23rd day of March, 2001.


                                            /s/ Michelle M. Pauze
                                            ------------------------------------
                                            NOTARY PUBLIC